EXHIBIT 21

                                PHOTOWORKS, INC.

                              LIST OF SUBSIDIARIES
                           (as of September 27, 2003)

Seattle FilmWorks Manufacturing Company, a Washington corporation

OptiColor, Inc., a Washington corporation

PhotoWorks Kiosks, Inc, (formerly FilmWorks, Express, Inc.) a Washington Corporation